Exhibit 23.1



INDEPENDENT AUDITORS' CONSENT



We consent to the use in this Registration Statement of California Energy Company, Inc. on Form S-4 of the report of Deloitte & Touche LLP dated February 24, 1994 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to California Energy Company, Inc.'s adoption effective January 1, 1993, of Statement of Financial Accounting Standards No.109, Accounting for Income Taxes), appearing in this Information Statement/Prospectus and to the reference to Deloitte & Touche LLP under the heading "Experts" in this Information Statement/Prospectus, which is part of this Registration Statement.




/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

Omaha, Nebraska
January 3, 1995